Exhibit 5.1

Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

January 17, 2025

Expion360 Inc.

2025 SW Deerhound Avenue

Redmond, OR 97756

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Expion360 Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (as may be amended, the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 17, 2025.

The Registration Statement relates to the resale, from time to time, by the selling stockholders listed in the Registration Statement of up to 1,048,386 shares (the “Common Warrant Shares”) of common stock, par value $0.001 (the “Common Stock”), of the Company. The Common Warrant Shares may be issued, from time to time, upon the exercise of Common Warrants to Purchase Common Stock issued by the Company on January 3, 2025 (the “Common Warrants”). You have requested our opinion in connection with certain matters in connection with the filing of the Registration Statement.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon exercise of the Common Warrants pursuant to their terms and in the manner described in the Registration Statement, the Common Warrant Shares will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to Chapter 78 of the Nevada Revised Statutes, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement filed with the Commission as of the date hereof, and further consent to the use of our name under the caption entitled “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the resale of the Common Warrant Shares pursuant to the Registration Statement, and may only be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the federal securities laws. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

Stradling Yocca Carlson & Rauth LLP

/s/ Stradling Yocca Carlson & Rauth LLP